Exhibit 99.1

Sumitovant Biopharma Completes Acquisition of Urovant Sciences

Merger Follows March 23, 2021 Shareholder Vote

NEW YORK, LONDON, IRVINE, CA & BASEL, SWITZERLAND – March 29, 2021 — Sumitovant Biopharma and Urovant Sciences (formerly Nasdaq: UROV) jointly announced today the completion of the merger in which Sumitovant has acquired all outstanding shares of Urovant Sciences.

The merger agreement and the merger were approved on March 23, 2021 by the affirmative vote of holders of a majority of Urovant’s outstanding shares, and by holders of a majority of Urovant’s outstanding shares that are not held by Sumitovant.

“As with other companies in the Sumitovant family, Urovant will be privately held and maintain its distinct culture and focus while benefiting from the strategic advantages of our unique operating model,” said Myrtle Potter, chief executive officer of Sumitovant. “The Urovant team can fully concentrate on the important task of preparing for its commercial launch of GEMTESA® (vibegron), the first new branded prescription drug for the treatment of overactive bladder (OAB) in nearly a decade. We will continue to build upon our heritage and steadfast commitment to developing and delivering the highest quality therapies to address unmet patient needs.”

“Today, Urovant Sciences reached an important milestone in the company’s continued evolution and growth. We believe the merger with Sumitovant will help us accelerate our vision of becoming a world-leading urology company,” said James Robinson, president and chief executive officer, Urovant Sciences. “This transaction puts Urovant in an even stronger position to focus on a successful launch of GEMTESA for patients with OAB, successfully drive our business, continue advancing our development pipeline, and seek further opportunities for business growth.”

Upon the closing of the merger, Urovant shareholders of record, other than Sumitovant, will receive $16.25 in cash for each Urovant common share held. As a result of the merger, Urovant became a wholly owned subsidiary of Sumitovant, and the common shares of Urovant will no longer trade on Nasdaq and will be delisted.

About Sumitovant Biopharma Ltd.

Sumitovant is a global biopharmaceutical company with offices in New York City and London. Sumitovant is a wholly owned subsidiary of Sumitomo Dainippon Pharma. Sumitovant is the majority shareholder of Myovant Sciences and wholly owns Urovant Sciences, Enzyvant Therapeutics, Spirovant Sciences, and Altavant Sciences. Sumitovant’s promising pipeline is comprised of early-through late-stage investigational medicines across a range of disease areas targeting high unmet need. For further information about Sumitovant, please visit https://www.sumitovant.com.

About Urovant Sciences

Urovant Sciences is a biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. The Company’s lead product, GEMTESA® (vibegron), is an oral, once-daily (75 mg) small molecule beta-3 agonist approved by the U.S. FDA in December 2020 for the treatment of adult patients with overactive bladder (OAB) with symptoms of urge urinary incontinence, urgency and urinary frequency. GEMTESA is also being evaluated for the treatment of OAB in men with benign prostatic hyperplasia (OAB+BPH). The Company’s second product candidate, URO-902, is a novel gene therapy being developed for patients with OAB who have failed oral pharmacologic therapy. Urovant Sciences, a subsidiary of Sumitovant Biopharma Ltd., intends to develop novel treatments for additional urologic diseases. Learn more about us at www.urovant.com.

About Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon Pharma is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and the European Union. Sumitomo Dainippon Pharma is based on the 2005 merger between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon Pharma has more than 6,000 employees worldwide. Additional information about Sumitomo Dainippon Pharma is available through its corporate website at https://www.ds-pharma.com.

Safe Harbor and Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical statements of fact and statements regarding Sumitovant’s, Urovant’s and Sumitomo’s intent, belief or expectations and can be identified by words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “to be,” “will,” “would,” or the negative or plural of these words or other similar expressions or variations, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on management’s assumptions and beliefs in light of information available up to the day of announcement and thus involve both known and unknown risks and uncertainties. Actual financial results and other situations of the future may differ materially from those presented in this press release due to various factors. Sumitovant, Urovant and Sumitomo disclaim any obligation to update these forward-looking statements, except as may be required by law.

Sumitovant contact:

Mary Stutts

mary.stutts@sumitovant.com

707-373-0097

Urovant contact:

Ryan Kubota

949.769.2706

ryan.kubota@urovant.com

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